Exhibit 5

Quarles & Brady LLP

411 East Wisconsin Avenue

Milwaukee, WI 53202-4497

Phone: (414) 277-5000

Fax: (414) 271-3552

www.quarles.com

October 17, 2014

Briggs & Stratton Corporation

12301 West Wirth Street

Wauwatosa, Wisconsin 53222

Re:        The Briggs & Stratton Corporation 2014 Omnibus Incentive Plan

Ladies and Gentlemen:

We are providing this opinion in connection with the Registration Statement of Briggs & Stratton Corporation (the “Company”) on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Act”), with respect to the potential future issuance by the Company of up to an additional 3,760,000 shares of its common stock, par value $0.01 per share (together with the associated common share purchase rights) (collectively, the “Shares”), pursuant to its 2014 Omnibus Incentive Plan (formerly known as the Incentive Compensation Plan) (the “Plan”).

We have examined: (i) the Registration Statement; (ii) the Company’s Articles of Incorporation and Bylaws, each as amended to date; (iii) the Plan; (iv) the corporate proceedings relating to the adoption, amendment and approval of the Plan and the authorization for the issuance of the Shares in accordance with the Plan; (v) the Company’s Rights Agreement, as amended to date, and (vi) such other documents and records and such matters of law as we have deemed necessary in order to render this opinion.

On the basis of the foregoing, we advise you that, in our opinion:

1.	The Company is a corporation validly existing under the laws of the State of Wisconsin.

2.	The Shares to be sold from time to time pursuant to the Plan that are original issuance or treasury shares, including shares bought on the open market or otherwise for purposes of the Plan, when issued as and for the consideration contemplated by the Plan, will be validly issued, fully paid and nonassessable by the Company, subject to the personal liability that may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) has been repealed) owing to employees for services performed, but not exceeding six months service in any one case.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Quarles & Brady LLP

QUARLES & BRADY LLP